Exhibit 3.4
                                   -----------


                                    AMENDMENT
                                       TO
                                 THIRD RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          GROEN BROTHERS AVIATION, INC.


         Pursuant to authority expressly granted to and vested in the Board of Directors of Groen Brothers Aviation, Inc., a Utah corporation (the "Corporation"), by the Third Restated Articles of Incorporation of the Corporation, the Corporation does hereby adopt the following amendment to its Third Restated Articles of Incorporation in accordance with the Utah Revised Business Corporation Act.

         1. The name of the Corporation is: Groen Brothers Aviation, Inc.

         2. The Third Restated Articles of Incorporation of this Corporation filed with the Utah Division of Corporations and Commercial Code (the "Division") on October 12, 2004, are hereby amended to increase the number of authorized shares of Common Stock from two hundred million (200,000,000) shares to five hundred million (500,000,000) shares. In order to effectuate the foregoing, the Articles of Incorporation are hereby amended as follows:

                          ARTICLE III - CAPITALIZATION

         Seven Hundred Million (700,000,000) shares, having no par value, of which Five Hundred Million (500,000,000) are designated "Common Stock" and Two Hundred Million (200,000,000) are designated "Preferred Stock." Of the authorized shares of Preferred Stock, Fifty Million (50,000,000) shares have been designated as Series A Preferred Stock and Fifty Million (50,000,000) shares have been designated as Series B Preferred stock. The Common Stock shall have unlimited voting rights, with each share of Common Stock being entitled to one vote. The Corporation's Board of Directors shall have the authority, without shareholder approval, to set the rights, preferences, and privileges relating to the Preferred Stock of the Corporation and take all further actions with respect thereto as may be allowed by Section 602 of the Revised Act.

         3. This Amendment to the Third Restated Articles of Incorporation was approved by Written Unanimous Consent dated October 8, 2004, of the Board of Directors and by the combined majority of holders of Common Stock and holders of Series A Preferred Stock of the Corporation entitled to vote together on such matters as one class.

         4. Pursuant to Section 14 of the Securities Exchange Act of 1934, an Information Statement in connection with the above action by Written Unanimous Consent dated October 8, 2004, was mailed on or about December 10, 2004, to holders of record of the shares of Common Stock of the Corporation at the close of business on October 8, 2004.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Third Restated Articles of Incorporation of the Corporation as of the 6th day of January 2005.

                                               GROEN BROTHERS AVIATION, INC.


                                               By: /s/David L. Groen
                                               ---------------------
                                               DAVID L. GROEN
                                               President & CEO